Exhibit 10.1

LOA 12-02

LETTER OF AGREEMENT

between

ALASKA COMMUNICATIONS (Company)

and

IBEW Local 1547 (Union)

Re: ALASKA WIRELESS NETWORK (AWN)

Whereas, the Company and Union are parties to a CBA that is in effect from January 1, 2010 through December 31, 2012.

Whereas, the CBA provides that:

the terms and conditions of this Agreement will be binding on any and all successors and assigns of the Company, whether by sale, transfer, merger, acquisition, consolidation or otherwise. The Company will require any purchaser, transferee, lessee, assignee, receiver or trustee of the operation covered by this Agreement to expressly accept, in writing, all terms and conditions of such Agreement. (Section 1.10);

Whereas, the Company desires to complete a transaction that will result in the creation of the Alaska Wireless Network (AWN) and the sale and contribution of Company wireless assets to AWN;

Whereas, the Company has requested that the IBEW Local 1547 waive the successors and assigns clause with respect to the asset sale to AWN;

Whereas, the Company has provided extensive confidential and privileged information and independent analysis about the transaction to the Union and the Union has engaged its own independent review of the transaction;

THEREFORE BE IT RESOLVED, that the parties desire to resolve this issue cooperatively and in their mutual interest and hereby agree to the following terms and considerations.

1)	WAIVER

The requirements of Section 1.10 of the CBA are waived for the sole and limited purpose of allowing the AWN transaction. The parties understand that the waiver is limited to the terms of the current sale and contribution of wireless assets from the Company to AWN as described in Asset Purchase and Contribution Agreement, project Apache, dated June 4th, 2012. The parties understand that the waiver will not apply to any later modification or sale of assets to AWN. Any later modification or sale of assets to AWN will be treated as a new sale or transfer subject to Section 1.10 and Section 2.B.6 of this Agreement.

2)	CONSIDERATION

In consideration for the waiver provided in Section (1) above, the parties have agreed to extend the terms of the 2010-2012 CBA for three years, through December 31, 2015 with only the revisions provided herein.

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A.	EFFECTS SOLUTIONS

Employees affected by the asset transfer will be provided the following terms. “Affected” employees perform the majority of their work on a system or asset being sold or contributed to AWN.

1.	No later than October 15, 2012, the Company will designate Key Wireless Positions (KWP) based on the Company’s assessment of current and on-going business needs, employee qualifications, and seniority if not all employees in one position will be offered the opportunity.

2.	KWPs will inform the Company no later than 15 days after Company notice which one of the following options s/he will select:

a.	Remain in Wireless role, in which case the employee will:

1.	Receive a retention incentive in the amount of 1 weeks’ pay for each year of service (prorated). The incentive will be paid in cash increments of 1/3 in April 2013, April 2014, and April 2015 so long as the employee continues to serve in this role at the time of payment.

2.	At any time during the term of this Agreement the employee may choose:

a.	Reclassification, following the procedure outlined in Section A.4.

b.	Resignation, with the incentive provided in Section A.5.

c.	Retirement, with the incentive provided in Section A.6.

d.	Bidding for a vacant position in the Company.

3.	Other employees will inform the Company no later than 15 days after Company notice which one of the following options s/he will select:

a.	Reclassification, following the procedure outlined in Section A.4.

b.	Resignation, with the incentive provided in Section A.5.

c.	Retirement, with the incentive provided below in Section A.6.

4.	Reclassification

a.	Employees will designate, in order of preference, specialties they would elect to be reclassified to. This designation will be provided to the Company’s Human Resources (HR) office no later than 15 days after Company notice. HR will provide copies to the Union.

b.	No later than December 15, 2012 the Company will establish the number of positions in each specialty.

c.	No later than December 31, 2012, HR, a Vice President designated by the Company, and the Chief Steward will evaluate the employees’ qualifications for fit in the available positions.

d.	If there are more applicants interested than positions available, seniority will be the determining factor.

e.	Affected employees reclassified under this process will not be required take a pay cut in moving to a new position and their wage rates will be grandfathered.

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f.	No employee affected will be forced to move to a new geographic location.

g.	No employee re-classified will be disciplined for performance deficiencies without having completed proper training.

5.	Resignation

a.	Employees who inform the Company they intend to resign pursuant to Section A.3 will be paid a lump sum of 2 months’ pay.

b.	Resignation will be effective two weeks after notification or another date, sooner or later, as mutually agreed between the employee and the Company.

6.	Retirement

a.	Employees who elect retirement will receive a single lump sum payment of twenty-five thousand dollars ($25,000).

b.	Retirement will be effective two weeks after notification or another date mutually agreed between the employee and the Company.

7.	No affected employee will be laid off for the duration of this three (3) year Agreement.

B.	OTHER TERMS

1.	Seasonal Employees

a.	Seasonal Employees are temporary employees who are hired to augment the regular work force during the seasonal high workload periods. The use of Seasonal Employees will not cause the part-timing or lay-off of regular bargaining unit employees.

b.	Seasonal Employees will work under the work rules in the ACS CBA, and will have the same top hourly rates of pay, pension rates and paid holidays as regular employees of the same or like classifications. In order for a Seasonal Employee to receive a paid holiday they must have worked the day before and after the holiday. Seasonal Employees do not receive personal days or vacation, as they are limited to 8 months employment per year.

c.	Seasonal Employees will receive the NECA Construction H&W hourly rate, which will allow them to continue to participate in the H&W hour bank.

2.	Retirement Bonus

a.	Employees who are eligible to retire, either for a full retirement or early retirement, and who elect to retire no later than December 31, 2012 will receive a single lump sum payment of twenty-five thousand dollars ($25,000).

b.	Retirement will be effective two weeks after notification or another date mutually agreed between the employee and the Company.

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c.	Opportunities to participate may be limited by the Company, which may only allow so many buyouts per specialty and geographic area to insure business needs are met.

3.	Pension

a.	No change for employees hired prior to January 1, 2013

b.	Employees hired after January 1, 2013 into the Sales and Service Associate classifications, will be enrolled in the:

1.	Alaska Electrical Trust Fund (AETF) Defined Benefit Plan at a contribution rate of $0.50 per compensable hour; and

2.	Company offered 401K plan, in which each employee will be offered a Company 1% match for each 1% employee contribution, up to a 10% match. The employee portion will immediately vest, and the Company portion has three (3) year vesting.

c.	In all other classifications, employees hired on or after January 1, 2013, will be enrolled in the AETF Defined Benefit plan at the same hourly contribution rate as regulars in their classification but will self-contribute 25% percent of the hourly contribution rate. The first two pay steps of these classification pay rates will be removed.

d.	Delete Section 13.7, Movement of Monies.

4.	Labor-Management Executive Committee

a.	The Company and Union are committed to working effectively to meet ongoing challenges and take advantage of the opportunities presented to the Company. The Labor – Management Executive Committee (LMEC) will continue to meet regularly to ensure the timely resolution of issues affecting the success of the Company and its employees, shareholders and customers.

b.	The LMEC will have an equal number of representatives from labor and management. The LMEC will be composed of the Chief Operations Officer, appropriate Division Executive(s), the Vice President of Human Resources representing Company management; and the Union Business Manager, Business Representative(s) and Chief Steward representing the Union. Both the Company and the Union may designate alternates to participate on their behalf. The committee will select a chairperson from its membership. A quorum for LMEC meetings will be a simple majority of its members, and LMEC recommendations will be based on the majority vote of LMEC members who participate in the LMEC meeting.

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5.	Process & Technology Advisory Committee

a.	The Process & Technology Advisory Committee will be composed of a Vice President and two (2) subject matter experts representing management and the Chief Steward and two (2) subject matter experts representing the Union.

b.	This committee is not a standing committee but the membership of this committee will depend on the Process or Technology or Combination of both needing to be discussed. The purpose of this committee is to review and discuss issues and methods of implementation, and to then forward their recommendations to the leadership of the Company.

6.	Special Agreements

a.	In order to preserve work for the Union members and make the Employer more competitive, the parties may, through the LMEC, mutually agree to put into effect special wages and conditions for specific geographical areas or projects or other purposes for a specific period of time.

b.	When the Company is considering a business decision (such as the transfer of an asset, creation of a joint venture, outsourcing, or acquisition) that could have the effect of impacting the work, terms of employment, or number of employees in the bargaining unit, the Company will notify the Union of its intent and request to meet and confer using the LMEC for the purpose of seeking to reach a Special Agreement modifying the terms of the CBA such that the work in question remains with the bargaining unit. If the parties reach a Special Agreement, it will be in writing and be considered a part of the CBA. If within 30 days of the Company’s notice to the Union the parties do not reach a Special Agreement, the Company may proceed to execute its decision, under the following conditions:

1.	No bargaining unit employee directly affected by the Company’s decision will be laid off or transferred out of the bargaining unit during the term of the three-year collective bargaining agreement;

2.	All directly affected employees have been provided the right to reclassification, early retirement, and resignation incentives provided in Section A, Effects;

3.	The decision is not part of an overall plan or effort to sell, transfer, or otherwise dispose of the Company and its assets in their entirety;

4.	The decision is not for the purpose of eroding the size of the bargaining unit or circumventing the Company’s obligations under the collective bargaining agreement;

5.	The decision is not an attempt to undermine the union or discriminate against any of its members; and

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6.	In the case of outsourcing a new technology, the Company has agreed that any work on the new technology performed on the Company’s Alaskan properties will be performed by bargaining unit employees who performed work on the predecessor technology, unless the bargaining unit has been provided an opportunity to reach a Special Agreement but the parties failed to conclude such a Special Agreement.

7.	Chief Steward and Stewards

a.	There will be one Chief Steward on property; the wages of the Chief Steward will be shared 50%/50%. The Chief Steward will be a full time position and will be compensated at 118% of the top step of the Journeyman Technician rate of pay plus fringe benefits paid for on a scheduled work week basis. This Chief Steward, although an employee of the Company, will report to the Union Business Manager or his designee. The limit of Stewards will be no more than 20 and will be allotted between the districts as the Chief Steward directs.

b.	All stewards will receive training by the Union in contract management and dispute resolution.

8.	Job Award/Bid Committee

a.	The bid committee process excludes new hires and lateral transfers. Within ten (10) working days after the closing date of the bids, the bidders will be considered and the job awarded.

b.	New Language follows:

A Bid Committee composed of two (2) representative from the Union and two (2) from management will first review all bids for validity of minimum qualifications. All qualified bids will then be considered on the basis of leadership, job performance (including any discipline), skills and knowledge, judgment, interpersonal skills, oral and written communication, presentation, and decision-making ability, by the Bid Committee without discrimination of any kind, to determine the employees who are qualified to perform the work. Where employees are equal in qualification, seniority will prevail.

1.	An employee who successfully bids into a classification that has progressive pay steps (e.g., start, 6-month, 12-month, and 18-month), will be placed at the appropriate pay step in the new classification that would ensure that the employee’s base rate is not diminished by virtue of the successful bid. This condition will not apply to any bids involving trainee positions.

2.	Within three (3) working days the Division Manager or designee will, in the absence of overriding circumstances, accept the recommendations of the Bid Committee. If the Division Manager or designee does not accept the recommendation of the Bid Committee and selects another employee for the position, he or she may proceed with the selection but will inform the Bid Committee of the reasons in writing.

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9.	FTO Donation

a.	Any employee with a balance of no less than 80 hours of accrued FTO wishing to donate accrued FTO hours may do so in the following manner:

1.	An employee will indicate the amount donated on the appropriate form in increments of not less than four (4) hours.

2.	The Company will, for purposes of computation, apply the donated FTO, prorated, to the recipient’s leave account.

3.	Once FTO is donated, it is irretrievable by the donor.

4.	An employee above 440 hours, as of December 31 of any given year, will not be allowed to donate the additional accumulated FTO.

5.	The maximum FTO that an employee may donate in a calendar year is 40 hours.

10.	Health &Welfare

a.	The Company will make monthly contributions to the Alaska Electrical Health & Welfare Trust Plan (Plan) on behalf of all eligible employees covered under the Collective Bargaining Agreement who are covered by the Plan, in accordance with the terms of the Plan.

b.	The Company’s contributions will increase effective January 1, 2013, 2014, and 2015 by up to five percent (5%) each year; any unused cumulative portion in one year will be used for future contributions.

11.	Wages

a.	Appendix II will be changed to read as follows:

1.	Effective the first full payroll period after Jan. 1, 2013, wages will be increased by 1.5% of employee’s base wage. Employees will also receive an annual (non-base) cash bonus by no later than the first payday in April at the following rates, 1.5% of the employee’s base wage if 95% of the EBITDA Target is met in increments of 0.3% bonus for each 1% increase in EBITDA, up to a maximum of 4.5% if 105% of the EBITDA Target is met. If the combined amount of the base wage increase and the performance bonus is less than Consumer Price Index (CPI) for Anchorage (from July 1, 2011 to June 30, 2012=2.5%) the bonus will be adjusted so that the combined amount equals the CPI.

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2.	Effective the first full payroll period after Jan. 1, 2014, wages will be increased by 1.5% of employee’s base wage. Employees will also receive an annual (non-base) cash bonus by no later than the first payday in April at the following rates, 1.5% of the employee’s base wage if 95% of the EBITDA Target is met in increments of 0.3% bonus for each 1% increase in EBITDA, up to a maximum of 4.5% if 105% of the EBITDA Target is met. If the combined amount of the base wage increase and the performance bonus is less than Consumer Price Index (CPI) for Anchorage (from July 1, 2012 to June 30, 2013) the bonus will be adjusted so that the combined amount equals the CPI.

3.	Effective the first full payroll period after Jan. 1, 2015, wages will be increased by 1.5% of employee’s base wage. Employees will also receive an annual (non-base) cash bonus by no later than the first payday in April at the following rates, 1.5% of the employee’s base wage if 95% of the EBITDA Target is met in increments of 0.3% bonus for each 1% increase in EBITDA, up to a maximum of 4.5% if 105% of the EBITDA Target is met. If the combined amount of the base wage increase and the performance bonus is less than Consumer Price Index (CPI) for Anchorage (from July 1, 2013 to June 30, 2014) the bonus will be adjusted so that the combined amount equals the CPI.

FOR THE COMPANY:	FOR THE UNION:

Anand Vadapalli President and CEO Alaska Communications	Mike Hodsdon Business Manager IBEW Local 1547

Date:	Date: